EXHIBIT 12

                   GENERAL MOTORS ACCEPTANCE CORPORATION

                    RATIO OF EARNINGS TO FIXED CHARGES
                         (In millions of dollars)

                                                      Six Months Ended
                                                         June  30
                                                    --------------------
                                                       1994       1993
                                                       ----       ----

Consolidated net income* . . . . . . . . . . . . . . $  441.0   $  569.5

Provision for income taxes . . . . . . . . . . . . .    263.5      343.6
                                                        --------   --------
Consolidated income before income taxes. . . . . . .    704.5      913.1

                                                        --------   --------
Fixed charges
  Interest, debt discount and expense. . . . . . . .  2,055.3    2,521.5

  Portion of rentals representative of the
   interest factor . . . . . . . . . . . . . . . . .     15.3       22.0
                                                     --------   --------


Total fixed charges. . . . . . . . . . . . . . . . .  2,070.6    2,543.5
                                                     --------   --------


Earnings available for fixed charges . . . . . . . . $2,775.1   $3,456.6
                                                     ========   ========

Ratio of earnings to fixed charges . . . . . . . . .     1.34       1.35
                                                     ========    =======

                                        Years Ended December 31
                           ------------------------------------------------
                               1993      1992      1991      1990      1989
                               ----      ----      ----      ----      ----

Consolidated net income**    $981.1    $1,218.7  $1,038.2  $1,190.1  $1,110.7


Provision for income taxes    591.7       882.3     610.0     658.3     440.8
                            -------    --------  --------  --------  --------
Consolidated income before
  income taxes  . . . . .   1,572.8     2,101.0   1,648.2   1,848.4   1,551.5
                            -------    --------  --------  --------  --------
Fixed Charges
  Interest, debt discount
    and expense . . . . .   4,721.2     5,828.6   6,844.7   7,965.8   7,908.3
  Portion of rentals
    representative of the
    interest factor . . .      43.6        31.7      30.3      29.5      27.1
                            -------    --------  --------  --------  --------
Total fixed charges . . .   4,764.8     5,860.3   6,875.0   7,995.3   7,935.4
                            -------    --------  --------  --------  --------
Earnings available for
  fixed charges . . . . .   6,337.6    $7,961.3  $8,523.2  $9,843.7  $9,486.9
                            =======    ========  ========  ========  ========
Ratio of earnings to
  fixed charges . . . . .     1.33         1.35      1.23      1.23      1.19
                            =======    ========  ========  ========  ========

* Before cumulative effect of accounting change of ($7.4) million in 1994.

** Before cumulative effect of accounting change of ($282.6) million in 1992 and $331.5 million in 1991